Exhibit 99.1

CTC MEDIA APPOINTS NEW CFO

Moscow, Russia — October 1, 2012 — CTC Media, Inc. (NASDAQ: CTCM), Russia’s leading independent media company, announced today the appointment of Nikolay Surikov, 37, as Chief Financial Officer of the Company effective October 1, 2012.

Boris Podolsky, Chief Executive Officer of CTC Media, said, “I am delighted to welcome Nikolay to the CTC Media management team. He is one of the best financial professionals in Russia and a top performing executive. I had a pleasure of working with Nikolay in the past and highly value his professionalism and deep knowledge of finance and accounting. Nikolay’s extensive experience within leading Russian companies and an impressive track record of successfully implemented projects makes him a great addition to our team.”

Nikolay Surikov commented, “I am very excited to be joining CTC Media and to become a member of the strong team of professionals. I am looking forward to leading the finance department and to participating in the implementation of the Company’s ambitious strategy.”

Notes to the editor:

Nikolay Surikov, a Certified Chartered Accountant, served as CFO of VTB Factoring from 2009 to 2012. VTB Factoring is a leader of factoring market in Russia and a subsidiary of VTB Bank, second largest banking group in Russia, listed in London. While at VTB Factoring, he was responsible for building from scratch the finance and operational functions and automation of the main business process.

From 2004 to 2008, Mr. Surikov served as Director, Corporate Reporting of Mobile TeleSystems (MTS). MTS is a New York Stock Exchange-listed company and the largest mobile phone operator in Russia and the CIS. While at MTS, he was responsible for building a centralized well-automated corporate reporting function. He also participated in the finance integration of its numerous legal entities, ERP implementation and SOX compliance projects.

From 1996 to 2004, Mr. Surikov held numerous positions at Ernst & Young, including two years assignment as a Manager, Assurance and Compliance, in Italy, where he provided audit and transaction support services for a number of global FMCG and telecom companies. He also served as Manager of Assurance and Compliance - Russia where he provided project leadership for several audit projects for large telecom companies.

Mr. Surikov received a Masters in Economics, with Honors, from St. Petersburg University of Economics and Finance.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and in a number of other CIS markets. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, North Africa, the Middle East, Central and South East Asia. CTC Media also has its own TV content production capabilities through its Story First Production subsidiary. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”. For more information about CTC Media, please visit www.ctcmedia.ru

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For further information, please visit www.ctcmedia.ru or contact:

Investor Relations

Ekaterina Ostrova

+7 495 783 3650

or Irina Klimova

+7 495 981 0740

ir@ctcmedia.ru

Media Relations

Victoria Bakaeva

+7 495 785 6347, ext. 1210

or Anna Zvereva

+7 495 785 63 47, ext. 1212

pr@ctcmedia.ru